EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:
We have acted as counsel to Heartland Financial USA, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑4 (the “Registration Statement”) relating to the issuance by the Company of up to 3,851,003 shares (the “Shares”) of Common Stock, par value $1.00 per share, of the Company. As described in the Registration Statement, the Shares are to be issued in connection with the merger of First Bank Lubbock Bancshares, Inc. (“FBLB”) with and into the Company (the “Merger”), pursuant to a Merger Agreement dated as of December 12, 2017 (the “Merger Agreement”) between the Company and FBLB.
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be issued in connection with the Merger as described in the Registration Statement.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.
Our opinions expressed above are limited to the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “CERTAIN OPINIONS” in the proxy statement/prospectus constituting part of the Registration Statement.
Dated: March 19, 2018

Very truly yours,

/s/ Dorsey & Whitney LLP